EXHIBIT 99.1



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE

               CRIIMI MAE Declares Preferred Cash Dividend Payment

     ROCKVILLE, MD, May 16, 2003 - CRIIMI MAE Inc. (NYSE:CMM) yesterday announced that the Board of Directors has declared the payment on June 30, 2003 of the dividends previously deferred for the third quarter of 2002 on its Series B, F and G Preferred Stock. Holders of record of Series B, F and G Preferred Stock on June 18, 2003 will receive $0.68 per Series B share, $0.30 per Series F share and $0.375 per Series G share in cash.

     After payment of the dividends announced yesterday, the Company will have deferred and accrued three quarterly dividend payments on the preferred issues, beginning with the fourth quarter of 2002, for a total of approximately $5.2 million as of June 30, 2003.

     CRIIMI MAE Inc. is a commercial mortgage company based in Rockville, MD. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for approximately $17 billion of commercial mortgage loans.

     For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com


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